Exhibit 2


                   [LETTERHEAD OF GOODMAN PHILLIPS & VINEBERG]

DIRECT LINE:  (416) 597-4130                      March 17, 2000
E-mail:  dois@tor.gpv.com
                                                  Our File No.: 00-4258
VIA COURIER

Mr. Pat Finnerty
Blake, Cassels & Graydon
Suite 3500, East Tower, Bankers Hall
855-2nd Street S.W.
Calgary, Alberta
T2P 4J8

Ms. Linda S. Peterson
Occidental Petroleum Corporation
10889 Wilshire Blvd.
Los Angeles, California
U.S.A.  90024

Dear Pat and Linda:

       Re: Confirmation of Number of Canadian Occidental Petroleum Ltd. ("CanOxy") Common Shares Owned By Ontario Teachers' Pension Plan Board ("Teachers'")

         As discussed between you and Jeff Singer of our office on March 1, 2000, we became aware after the signing of the Acquisition Agreement among CanOxy, Teachers' and Occidental Petroleum Corporation that the 1,500 CanOxy call options owned by Teachers' are exercisable for 150,000 CanOxy common shares and not 1,500 CanOxy common shares, as stated in the agreement.

         Additionally, it is our understanding (based on Jeff's conversation with each of you) that the references in the Acquisition Agreement to the number of CanOxy common shares owned and to be owned by Teachers' at closing should refer to an "upper" maximum number of CanOxy common shares and not a fixed number of CanOxy common shares as stated in the agreement.

         Set out below are the provisions of the Acquisition Agreement, blacklined to reflect the foregoing clarifications.

         Section 3.D(c) of the Acquisition Agreement should be read as:

                  no changes shall have occurred in the share capital of CanOxy that would cause the 2,234,798 common shares of CanOxy currently held by Teachers' together with the 150,000 common
                                                                =======
                  shares that Teachers' is entitled to acquire pursuant to options that it currently holds and the Teachers' Purchased Shares to represent 20% or more than the outstanding common shares of CanOxy, after giving effect to the purchase and cancellation by CanOxy of the CanOxy Purchased Shares;

         Similarly, section 4.C(c) of the Acquisition Agreement should be read as:

                  Shareholdings. Teachers' beneficially owns (within the meaning of Part XX of the Securities Act (Ontario)) not more than
                                                              =============
                  2,234,798 common shares of CanOxy (excluding the Teachers' Purchased Shares and 150,000 common shares that are subject to
                                       =======
                  an option in favour of Teachers').

         Assuming appropriate, kindly acknowledge (or arrange for the appropriate person) to acknowledge the foregoing clarifications to the Acquisition Agreement. In all other respects, both the condition in section 3.D(c) and the representation and warranty in section 4.C(c) and the other provisions of the Acquisition Agreement remain in full force and effect, and unamended.

         Should you have any questions or concerns relating to the above, please contact Jonathan Lampe, Jeff Singer or me.

                                            Sincerely,
                                            GOODMAN PHILLIPS & VINEBERG
                                            Per:
                                             /s/ Susan Doi
                                            Susan Doi
cc:   Roy Graydon
      Jonathan Lampe
      Jeff Singer

CONFIRMED AND ACKNOWLEDGED THIS             DAY OF MARCH, 2000.
                                            CANADIAN OCCIDENTAL PETROLEUM LTD.

                                            Per: /s/ Marvin F. Romanow
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                                            OCCIDENTAL PETROLEUM CORPORATION

                                            Per: /s/ Dr. Dale Laurance
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